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As filed with the Securities and Exchange Commission on September 10, 2002

Registration No. 333-77399

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GATEWAY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	42-1249184 (I.R.S. Employer Identification Number)

14303 Gateway Place
Poway, California 92064
(858) 848-3401
(Address, including zip code and telephone number,
including area code, of Registrant's principal executive office)

Javade Chaudhri, Esq.
Gateway, Inc.
14303 Gateway Place
Poway, California 92064
(858) 848-3401
(Name, address, including zip code and telephone number,
including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-77399

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Prospectus

$1,000,000,000

Gateway, Inc.

Common Stock

We will provide specific terms of these securities in supplements to this prospectus.

You should read this prospectus and any applicable supplement carefully before you invest.

        Gateway, Inc., a Delaware corporation, may offer from time to time shares of common stock, par value $.01 per share.

        The aggregate initial public offering price of the common stock sold will not exceed $1,000,000,000. We will determine the price and terms of such securities at or prior to the time of sale.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "GTW".

        These securities involve a degree of risk. See "Risk Factors" beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

This prospectus is dated September 10, 2002

i

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

About Gateway

General

        We are a leading direct marketer of personal computers ("PCs") and related products and services, which are also referred to as digital technology solutions, for individuals, families, small and medium businesses, government agencies, educational institutions, and large businesses in the United States. We develop, manufacture, market, and support a broad line of desktop and portable PCs and servers and offer diversified products and services that are "beyond-the-box," including communications products (such as Internet access services), financing programs, peripheral products, software, services and support packages and training. We believe we are one of the leading suppliers of PCs to the U.S. consumer market. Our strategy is to deliver the best value to our customers by offering quality, high-performance PCs and other products employing the latest technology at competitive prices and by providing outstanding service and support. Internet users can access information about us and our products and services at http://www.gateway.com. Information contained at our website is not considered a part of this prospectus.

        We were incorporated as "Gateway 2000 Inc." in Iowa on August 15, 1986, merged into a South Dakota corporation of the same name effective December 29, 1989, merged into a Delaware corporation of the same name effective February 20, 1991 and changed our name to "Gateway, Inc." effective June 1, 1999. In December 1993, we completed our initial public offering of common stock which was listed on The NASDAQ National Market. On May 22, 1997, we moved our common stock listing to the New York Stock Exchange, and began trading under the symbol GTW. Our principal executive offices are located at 14303 Gateway Place, Poway, California 92064. Our telephone number is (858) 848-3401.

Risk Factors

        The securities being offered by this prospectus involve a degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, in the applicable prospectus supplement and in the additional information described under the heading "Where You Can Find More Information" before you buy any of the securities sold pursuant to this prospectus.

OUR BUSINESS MAY SUFFER AS A RESULT OF THE PC MARKET AND GENERAL ECONOMIC AND BUSINESS CONDITIONS

        Our revenue growth and profitability depend significantly on the overall demand for PCs and related products and services. Since late 2000, general demand for computers and computer-related products has declined as a result of market maturation and declining economic conditions. This has adversely impacted demand for our products and services. Demand for our products could be adversely affected if general economic and industry conditions fail to improve or continue to deteriorate, as could the financial health of our suppliers and resellers. In addition, the terrorist attacks that took place on September 11, 2001 have intensified the economic and political uncertainties that affect the global economy and our operating results and financial condition. During the weeks immediately following the September 11, 2001 attacks, we experienced a drop in demand across all markets and products. Future terrorist attacks, national and international responses to terrorist attacks, and other acts of war or hostility could materially adversely affect us. Continued uncertainty about future economic conditions has also made it increasingly difficult to forecast future operating results.

WE MAY NOT SUCCEED IN OUR HIGHLY COMPETITIVE MARKETPLACE

        We have encountered increasingly aggressive competition in our industry with numerous competitors vying for market share. Competition is driven in large part by price and availability of new technology and products. A number of our competitors have aggressively cut prices to spur sales and gain market share in light of recent softness in the PC industry. We believe we can counter these competitive forces by reacting more quickly to expected and perceived customer product requirements and desires, aggressively reducing our prices and by maintaining relationships with our suppliers to bring products quickly to market. We cannot guarantee that this strategy will be successful in an ever-changing marketplace. In addition, while we expect the industry trend of declining average unit prices for PCs to continue, we have mitigated the impact of falling prices and changes in product mix by continuing to diversify our revenue stream with new products, software bundles, Internet services, financing and other service and support offerings. If lower PC prices are not offset in the future by increased sales volume or sales of higher-priced PCs or other products and services or by reduced costs, our profitability could be adversely impacted.

OUR CORPORATE RESTRUCTURING AND INFRASTRUCTURE MAY NOT SUPPORT GROWTH OR PROFITABILITY

        We plan to transform ourselves into a leading provider of personalized digital technology solutions by better leveraging our existing retail footprint, our brand and our beyond-the-box products and services. We cannot guarantee that our strategy of focusing on our core domestic markets, reducing costs and increasing sales of non-PC products and services will be successful in the event of sustained adverse economic industry conditions. Moreover, our business creates ongoing demands for personnel, facilities, information and internal control systems and other infrastructure requirements. If we are unable to maintain and develop our infrastructure while reducing costs, we could experience disruptions in operations, which could have an adverse financial impact.

OUR SUPPLIERS MAY NOT DELIVER NEEDED COMPONENTS ON A TIMELY BASIS

        We require a high volume of quality components for our products and solutions offerings. We also obtain substantially all of our components from outside suppliers. While we attempt to have multiple suppliers for such components, in some circumstances we maintain single-source supplier relationships which may in part be due to the lack of alternative sources of supply. Our ability to ship the related product or solution in desired quantities and in a timely manner could be adversely affected if the supply of a key material component is delayed or curtailed. The delay or curtailment of deliveries of key material components could occur in the event that the financial condition of our third-party suppliers for key components was to erode. Additionally, our reliance on third-party suppliers of key material components exposes us to potential product quality issues that could affect the reliability and performance of our products and solutions. Any lessened ability to ship our products and solutions in desired quantities and in a timely manner due to a delay or curtailment of the supply of material components, or product quality issues arising from faulty components manufactured by third-party suppliers, could adversely affect the market for our products or solutions and lead to a reduction in our net sales. In instances where we rely on offshore suppliers, including for product assembly and manufacture, the flow of product may be disrupted by the risks associated with transportation and other natural or human factors.

WE MAY BE UNABLE TO KEEP PACE WITH RAPIDLY CHANGING PRODUCT REQUIREMENTS

        Short product life cycles resulting from rapid changes in technology and consumer preferences and declining product prices characterize the PC industry. Our in-house engineering personnel work closely with PC component suppliers and other technology developers to evaluate the latest developments in PC-related technology. We may not have access to or the right to use new technology or be unable to incorporate such new technology in our products or features in a timely manner. The increasing reliance on the Internet is creating new dynamics in the computer industry, causing an emphasis on speed and connectivity rather than stand-alone computing power. As a new generation of Internet devices and gaming devices is introduced, sales of traditional desktop and other personal computers may increasingly be impacted and our products will compete with consumer electronics companies, telecommunications companies and other major consumer competitors.

WE MAY NOT HAVE ACCESS TO TECHNOLOGY REQUIRED FOR OUR PRODUCTS

        We may not have access to existing or new third-party technology for use in our products. If we or our suppliers are unable to obtain licenses necessary to use protected technology in our products on commercially reasonable terms, we may be forced to market products without certain desirable technological features. We could also incur substantial costs redesigning our products around other parties, protected technology or to defend patent or copyright infringement lawsuits against us.

OUR E-COMMERCE BUSINESS MAY REQUIRE ADDITIONAL INVESTMENTS BY US

        We have developed our e-commerce business in part through investment in existing companies and the creation of an e-commerce site that offers our branded products as well as complementary products from other manufacturers. E-commerce is a relatively new and emerging distribution channel whose success depends on a variety of factors, including its continued acceptance by consumers. Our success using e-commerce depends on such factors as the satisfactory performance, reliability and availability of our web site; the reliability and efficiency of our computer and communications hardware systems; our ability to compete with a growing number of rival e-commerce sites; our ability to evolve, update and improve our services and offerings in response to changing demands; and consumer demand for our products. Expansion in this area has involved investment in start-up activities and initial operating losses in our e-commerce business.

COMPANIES WE INVEST IN MAY NEVER BECOME PROFITABLE

        We hold and may consider additional minority investments in companies having operations or technology in areas within or adjacent to our strategic focus. Many of these investments are in early stage companies, investment funds or Internet or e-commerce companies where operations are not yet profitable. Certain of these investments are in publicly traded companies with highly volatile share prices. Adverse changes in market conditions and poor operating results of certain of these underlying investments, have resulted and may in the future result in us incurring losses or an inability to recover the cost of our investment.

WE MAY FACE ADDITIONAL RISKS ASSOCIATED WITH STRATEGIC ALLIANCES, JOINT VENTURES AND ACQUISITIONS

        We have entered into certain strategic alliances and acquired certain businesses that we believe are complementary to our operations. We anticipate making possible acquisitions and entering into possible strategic alliances and joint ventures in the future. While we believe we will effectively integrate such businesses, strategic alliances and joint ventures with our own, we may be unable to successfully do so without losing key employees or business relationships. In addition, in the case of acquisitions, we may be unable to smoothly integrate the acquired companies' marketing, production, development, distribution and management systems resulting in an inability to realize hoped for cost savings or sales growth. Our operating results could be adversely affected by any problems arising during or from such process or the inability to effectively integrate any current or future acquisitions, strategic alliances or joint ventures.

UNANTICIPATED HIGH INVENTORY LEVELS COULD INCREASE OUR COSTS

        By distributing directly to our customers, we have avoided the need to maintain high levels of finished goods inventory. This has minimized costs and allows us to respond more quickly to changing customer demands, reducing our exposure to the risk of product obsolescence. A decrease in market demand or an increase in supply, among other factors, could result in higher inventory levels which could negatively affect our results of operations.

OUR PROFITABILITY MAY SUFFER DUE TO OUR PRODUCT SALES, CUSTOMER OR GEOGRAPHIC SALES MIX

        Our profit on particular product sales differ depending on the product sold, the customer segment and the geographic market involved. As a result, our profitability in any fiscal period will depend, in part, on the corresponding mix of products, customers and geographic markets.

Use of Proceeds

        Except as set forth in any applicable prospectus supplement, we will use any net proceeds from the sale of the offered securities for general corporate purposes.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located in New York, New York and Chicago, Illinois.. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus or terminate this offering:

  •
  Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  Proxy Statement dated April 2, 2002

  •
  The description of the common stock contained in Form 8-A filed on May 15, 1997; and

  •
  The description of the preferred stock purchase rights contained in Form 8-A filed on February 4, 2000.

        We will provide a copy of each of the documents incorporated by reference upon your request. You may request a copy of these filings at no cost to you, by writing or telephoning us at the following address and telephone number:

    Corporate Secretary
    Gateway, Inc.
    14303 Gateway Place
    Poway, California 92064
    (858) 848-3401

        You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the applicable documents.

Forward-Looking Statements

        Some of the statements contained or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements with respect to our plans, projections or future performance.

        These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. See "Risk Factors" above and our periodic reports and other documents filed with the SEC for further discussions of certain of the risks, uncertainties and other factors applicable to us, our business and the securities proposed to be sold.

Description of Capital Stock

        As of June 30, 2002, our authorized capital stock was 1,006,000,000 shares. Those shares consisted of: (a) 5,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 50,000 shares were designated Series A Convertible Preferred Stock, all of which were outstanding; (ii) 1,000,000 shares were designated Series B Junior Participating Preferred Stock, none of which were outstanding, (iii) 50,000 shares were designated Series C Redeemable Convertible Preferred Stock, all of which were outstanding; and (iv) the remaining 3,900,000 shares were undesignated and not outstanding; (b) 1,000,000,000 shares of common stock, par value $0.01 per share, of which 324,027,520 shares were outstanding; and (c) 1,000,000 shares of Class A Common Stock, par value $0.01 per share, none of which were outstanding.

Common Stock

        Our outstanding shares of common stock are registered on the New York Stock Exchange, Inc. Dividends may be declared on the common stock by our Board out of legally available funds, subject to the prior rights of any holders of preferred stock. Any dividends paid on the common stock will be paid in an equal amount to the holder of each share of common stock. Holders of common stock do not have any pre-emptive rights nor any liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us. Holders of common stock are entitled to one vote per share for each share held of record at all meetings of stockholders.

Preferred Stock

        In December 2001, we issued 50,000 shares of Series A Convertible Preferred Stock. The Series A Preferred Stock will automatically convert into our common stock on the third anniversary of its issuance at a conversion rate between $8.99 and $10.07 per share (subject to certain anti-dilution adjustments) based on the fair value of our common stock at the date of conversion. The Series A Preferred Stock is convertible earlier than the third anniversary of issuance at the option of the holder or at our option, in each case under certain circumstances. The Series A Preferred Stock bears dividends at an annual rate of 2.92% paid quarterly, and generally does not have voting rights.

        In December 2001, we also issued 50,000 shares of Series C Redeemable Convertible Preferred Stock. The holders can put the Series C Preferred Stock to us on December 22, 2004, 2009 and 2014 at face value plus accrued and unpaid dividends and we can satisfy this put option in cash or under certain circumstances in registered common stock at our option. In addition, we can redeem the Series C Preferred Stock at any time after December 22, 2004 for the face value plus accrued and unpaid dividends. The holders can convert the Series C Preferred Stock to our common stock at a conversion rate of $33.676 at anytime prior to December 2014, provided our common stock trades over $33.676 for at least the 5 consecutive trading days prior to our receipt of the notice of conversion. The Series C Preferred Stock bears dividends at an annual rate of 1.5% paid semi-annually, and generally does not have voting rights.

Class A Common Stock

        Our Board also has the authority, without further stockholder approval, to provide for the issuance of up to 1,000,000 shares of Class A Common Stock, $.01 par value per share. All shares of common stock and Class A Common Stock are identical and will entitle the holder to the same rights and privileges, except the holders of Class A Common Stock shall not have voting rights. In addition, we can convert any and all shares of outstanding Class A Common Stock into an equal number of shares of common stock and the holders of Class A Common Stock can convert at their option any or all of their shares into shares of common stock. Although no shares of Class A Common Stock are outstanding, the issuance of shares of Class A Common Stock, or the issuance of rights to purchase such shares may have the effect of delaying, deferring or preventing a change in control of us.

Certain Provisions of Restated Certificate of Incorporation and Bylaws

        Our Restated Certificate of Incorporation divides our Board into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of stockholders, directors in a class will be elected by the holders of a majority of the shares of common stock represented at the meeting for three year terms to succeed the directors of that class whose terms are expiring. The Delaware General Corporation Law requires that our directors may be removed from office only for cause because our Board is divided into three classes. Our Restated Certificate of Incorporation provides that cause shall mean willful and gross misconduct by a director that is materially adverse to our best interests as determined conclusively by a majority of disinterested directors. Our Bylaws also include certain other provisions which may restrict stockholders' ability to effect corporate actions by written consent.

        The existence of these provisions in our Restated Certificate of Incorporation and Bylaws may be disadvantageous to stockholders to the extent they discourage takeovers in which stockholders might receive a substantial premium for some or all of their shares. Stockholders not affiliated with management who desire to participate in such a takeover may not have the opportunity to do so, even when such stockholders believe participation in such a transaction to be in their best interest. Also, such provisions may reduce temporary fluctuations in the market price of the common stock that may accompany takeover offers, speculation of takeover offers or the accumulation of large blocks of common stock and thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. In addition to reducing temporary market fluctuations, such provisions could potentially depress the market price of shares of common stock and may have the effect of discouraging changes in control, particularly those that are opposed by our incumbent management, even if a majority of stockholders desire the change in control. Such provisions could also prevent the removal of management.

The Delaware Business Combination Act

        In general, Section 203 of the Delaware General Corporation Law (known as the Delaware Business Combination Act) prohibits a public Delaware corporation from engaging in a merger, asset sale or similar transaction with "interested" stockholders. An interested stockholder is one who owns, alone or together with affiliates, or within the three-year period prior to the date of determination, did own, 15% or more of the corporation's voting stock, unless the business combination is approved in a prescribed manner or the transaction by which the person acquired such shares was approved by the corporation's Board. An interested stockholder would be one for a period of three years after the date of the transaction in which the person acquired such interest. We have elected not to be governed by Section 203 because we believe that Section 203 could operate to prevent a business combination supported by a majority of our stockholders.

Director Liability Provisions

        As permitted by the Delaware General Corporate Law, the Restated Certificate of Incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, in certain circumstances equitable remedies may not be available as a practical matter. While this provision may be amended or repealed in the future, such change would only have an effect on liabilities arising after such change. In addition, the Restated Certificate of Incorporation and Bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary. The Bylaws permit our Board to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

        In addition, the limited liability provisions in the Restated Certificate of Incorporation with respect to directors and the indemnification provisions in the Bylaws with respect to directors and officers may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. Such provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted us and our stockholders. Furthermore, a stockholder=s investment in us may be adversely affected to the extent that costs of settlement and damage awards against our directors and officers are paid by us pursuant to the indemnification provisions contained in the Bylaws described above.

Plan of Distribution

        We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers. The prospectus supplement with respect to the securities being offered will set forth the terms of that specific offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and net proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

By Agents

        Offered securities may be sold through agents designated by us. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

        If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used, and if so specified in the applicable prospectus supplement, we will sell such offered securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of any such transaction will be set forth in the applicable prospectus supplement.

Direct Sales

        Offered securities may also be sold directly by us. In this case, no underwriters, dealers or agents would be involved.

General Information

        We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

Legal Matters

        Javade Chaudhri will issue an opinion about the legality of the securities offered under this prospectus. Mr. Chaudhri is Senior Vice President, General Counsel and Corporate Secretary of Gateway. In addition to being an officer of Gateway, Mr. Chaudhri currently holds 1,100 shares of common stock and options to purchase 650,000 shares of common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

Experts

        Our financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by us. All amounts set forth below are estimates, other than the SEC registration fee.

Securities and Exchange Commission registration fee	$278,000
NYSE listing fee	$52,500
Accounting fees and expenses	$20,000
Legal fees and expenses (including blue sky expense)	$105,000
Trustee fees and expenses	$20,000
Printing and engraving fees	$75,000
Miscellaneous	$17,500

Total	$568,000

Item 15. Indemnification of Directors and Officers.

        We are a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

        Pursuant to Section 102(b)(7) of the GCL, a corporation may provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

        Under our Restated Certificate of Incorporation and bylaws, we will, to the full extent permitted by the GCL, indemnify each person made or threatened to be made a party to any civil, criminal or investigative action, suit or proceeding by reason of the fact that such person is or was our director, officer or employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Restated Certificate of Incorporation and Bylaws state that the indemnification provided therein is not exclusive.

        We have in force an insurance policy under which our directors and officers are insured, within the limits and subject to the limitations in the policy, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 16. Exhibits.

Exhibit No.	Description
1	Form of Underwriting Agreement*
5	Legal Opinion of Javade Chaudhri
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Javade Chaudhri (contained in opinion filed as Exhibit 5)
24	Powers of Attorney

  *
  previously provided

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Poway, State of California, on September 10, 2002.

GATEWAY, INC.

By:	/s/ JOSEPH BURKE
Name:	Joseph Burke
Title:	Senior Vice President & Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 10, 2002	/s/ THEODORE W. WAITT Theodore W. Waitt Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Date: September 10, 2002	/s/ JOSEPH BURKE Joseph Burke Senior Vice President & Chief Financial Officer (Principal Financial Officer)
Date: September 10, 2002	/s/ JEFFREY A. PACE Jeffrey A. Pace Vice President & Corporate Controller (Principal Accounting Officer)
Date: September 10, 2002	/s/ CHARLES G. CAREY* Charles G. Carey Director
Date: September 10, 2002	/s/ GEORGE M. KRAUSS* George M. Krauss Director

Date: September 10, 2002	/s/ DOUGLAS L. LACEY* Douglas L. Lacey Director
Date: September 10, 2002	/s/ JAMES. F. MCCANN* James F. McCann Director
Date: September 10, 2002	/s/ RICHARD D. SNYDER* Richard D. Snyder Director
*By:	/s/ JAVADE CHAUDHRI Javade Chaudhri Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1	Form of Underwriting Agreement*
5	Legal Opinion of Javade Chaudhri
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Javade Chaudhri (contained in opinion filed as Exhibit 5)
24	Powers of Attorney

  *
  previously provided

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Prospectus
TABLE OF CONTENTS
About This Prospectus
About Gateway
Risk Factors
Use of Proceeds
Where You Can Find More Information
Forward-Looking Statements
Description of Capital Stock
Plan of Distribution
Legal Matters
Experts
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX